Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Twelve-Month 2004 Results

HIGHLIGHTS

•	Fourth-quarter 2004 net income of $212.5 million, $1.08 per share, vs. fourth-quarter 2003 net income of $0.2 million; full-year 2004 net income of $156.8 million, $0.85 per share, vs. 2003 net income of $154.2 million, $0.97 per share.

•	Fourth-quarter 2004 sales totaled 419.2 million pounds of copper and 618 thousand ounces of gold reflecting the return to mining higher grade ore following the recovery from the fourth-quarter 2003 slippage events at the Grasberg open pit.

•	2004 sales totaled 1.0 billion pounds of copper and 1.44 million ounces of gold vs. 1.3 billion pounds of copper and 2.5 million ounces of gold in 2003. Projected 2005 sales total 1.5 billion pounds of copper and 2.9 million ounces of gold.

•	Resolved insurance claim related to the fourth-quarter 2003 slippage events. PT Freeport Indonesia’s (PT-FI), FCX’s Indonesian mining unit, share of proceeds totaled $95.0 million, $48.8 million to net income, in the fourth quarter of 2004.

•	FCX’s operating cash flows totaled $402.8 million for fourth quarter and $341.4 million for twelve months 2004. At prices of $1.35 per pound and $420 per ounce, FCX estimates operating cash flows would exceed $1.1 billion in 2005.

•	Total debt at December 31, 2004, approximated $1.95 billion; $1.40 billion net of approximately $552 million of cash and restricted investments, a reduction of approximately $330 million from December 31, 2003.

•	In October 2004, FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.80 per share to $1.00 per share. In December 2004, the Board authorized a supplemental common stock dividend of $0.25 per share which was paid on December 29, 2004. Common stock dividends and share purchases during 2004 totaled $1.2 billion, including 23.9 million shares purchased from Rio Tinto for $881.9 million in March 2004.

•	PT-FI’s share of 2004 additions to aggregate proven and probable reserves for the Grasberg mineral district was 2.0 billion pounds of copper and 1.5 million ounces of gold. PT-FI’s share of estimated recoverable reserves as of December 31, 2004 totaled 40.7 billion pounds of copper and 46.6 million ounces of gold.

NEW ORLEANS, LA, January 18, 2005 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2004 net income applicable to common stock of $212.5 million, $1.08 per share, compared with fourth-quarter 2003 net income of $0.2 million. Fourth-quarter 2004 included net additions to income before taxes and minority interests of $111.7 million ($64.6 million to net income or $0.29 per share) for the following items: $95.0 million ($48.8 million to net income or $0.22 per share) gain from insurance proceeds related to the fourth-quarter 2003 events at the Grasberg open pit; $21.3 million ($20.4 million to net income or $0.09 per share) gain from the sale of a parcel of land in Arizona held by an FCX joint venture; $7.5 million ($0.03 per share) gain to net income from Atlantic Copper’s sale of its wire rod and wire assets; and a $12.0 million ($0.05 per share) charge to net income related to Atlantic Copper’s workforce reduction plan. Fourth-quarter 2003 included reductions to income before taxes and minority interests of $8.4 million ($4.3 million to net income or $0.02 per share) for equipment damaged in the October 9, 2003 slippage at the Grasberg open pit and $2.0 million ($2.0 million to net income or $0.01 per share) for early extinguishment and conversion of debt.

For the twelve months ended December 31, 2004, FCX reported net income applicable to common stock of $156.8 million, $0.85 per share, compared with net income of $154.2 million, $0.97 per share, for the twelve months ended December 31, 2003. Net additions to 2004 income before taxes and minority interests of $102.7 million ($56.4 million to net income or $0.30 per share) included the fourth-quarter 2004 net gains of $111.7 million ($64.6 million to net income or $0.35 per share) described above; a $14.0 million ($13.8 million to net income or $0.07 per share) loss on early extinguishment and conversion of debt; a $6.4 million ($6.3 million to net income or $0.03 per share) gain on reduction of interest expense for conversion of debt; and a $1.4 million ($0.7 million to net income or less than $0.01 per share) loss on the redemption of Silver-Denominated Preferred Stock. In addition to the fourth-quarter 2003 items discussed above, 2003 results included reductions to income before taxes and minority interests of $32.6 million ($29.9 million to net income or $0.19 per share) for early extinguishment and conversion of debt and a gain of $23.8 million ($12.2 million to net income or $0.08 per share) on the redemption of Gold- and Silver-Denominated Preferred Stock.

SUMMARY FINANCIAL TABLE
	Fourth Quarter			Twelve Months
	2004		2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$924,791		$446,124	$2,371,866	$2,212,165
Operating income	466,862		104,478	703,576	823,308
Net income applicable to common stock before cumulative effect adjustments(a)	212,505		236	156,776	169,812
Net income applicable to common stock(b)	212,505		236	156,776	154,219	(c)
Diluted net income per share:
Before cumulative effect adjustments	$1.08	(d)	$0.00	$0.85	$1.07
Applicable to common stock	$1.08	(d)	$0.00	$0.85	$0.97

Diluted average shares outstanding	220,581	(d)	177,835	184,923	159,102

a)	Amounts were impacted by the items described above.
b)	Includes preferred dividends. See note (e) to the Consolidated Statements of Income.
c)	Twelve-months 2003 cumulative effect adjustments reflect a $24.7 million charge for adoption of Statement of Financial Accounting Standards (SFAS) No. 150,”Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective July 1, 2003, and a $9.1 million gain for adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.
d)	Diluted net income per share for the fourth quarter of 2004 reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expensed and preferred dividends, net of tax, totaling $25.5 million and the inclusion of 39.3 million shares. These instruments were not dilutive or were not outstanding for the other periods presented.

    James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Our strong fourth-quarter performance reflects the important accomplishments made by our operating team during 2004 to restore safe access to our higher grade ore areas in the Grasberg open pit. With estimated 2005 sales of 1.5 billion pounds of copper and 2.9 million ounces of gold, representing increases of 50 percent for copper and 100 percent for gold from 2004 levels, we are well positioned to generate excellent operational and financial results in 2005. We were successful again in 2004 in adding to our reserves and look forward to pursuing additional exploration opportunities to enhance the value of the Grasberg district for the benefit of shareholders.”

PT-FI PRODUCTION AND SALES
PT-FI reported significantly higher production and sales in the fourth quarter of 2004, compared with the 2003 quarter, reflecting the mining of higher grade material in the Grasberg pit in 2004 and the limited mining of higher grade ore in the fourth quarter of 2003 following the Grasberg open pit slippage events. Following the events, PT-FI accelerated the removal of waste material and mined low grade ore prior to restoring safe access to higher grade ore areas in the second quarter of 2004 and resuming normal milling rates in June 2004. Mill throughput during the fourth quarter of 2004 averaged 229,800 metric tons of ore per day compared with 142,100 metric tons of ore in the fourth quarter of 2003 and 170,100 metric tons of ore during the first nine months of 2004.
	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Copper (000s of recoverable pounds):
Production	423,700	160,400	996,500	1,291,600
Sales	419,200	163,500	991,600	1,295,600
Average realized price per pound	$1.43	$0.99	$1.37	$0.82
Gold (recoverable ounces):
Production	629,000	264,300	1,456,200	2,463,300
Sales	618,100	273,200	1,443,000	2,469,800
Average realized price per ounce	$432.57	$386.87	$412.32	$366.60	(a)

a)	Amount was $357.61 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

Fourth-quarter 2004 copper ore grades averaged 1.17 percent, compared with 0.77 percent for the fourth quarter of 2003 and 0.73 percent for the first nine months of 2004. Full-year 2004 copper ore grades averaged 0.87 percent, compared with 1.09 percent for 2003. Fourth-quarter 2004 copper recovery rates were 90.7 percent, compared with 86.7 percent for the fourth quarter of 2003. Full-year 2004 copper recovery rates were 88.6 percent, compared with 89.0 percent for 2003.

For the fourth quarter of 2004, gold ore grades averaged 1.20 grams per metric ton (g/t), compared with 1.00 g/t for the fourth quarter of 2003 and 0.73 g/t for the first nine months of 2004. Full-year 2004 gold ore grades averaged 0.88 g/t, compared with 1.54 g/t for 2003. Gold recovery rates averaged 82.3 percent for the fourth quarter of 2004, compared with 84.8 percent for the fourth quarter of 2003. Full-year 2004 gold recovery rates were 81.8 percent, compared with 87.3 percent for 2003.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 40,200 metric tons of ore per day, representing 17 percent of total fourth-quarter 2004 mill throughput. DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to 50,000 metric tons per day with the installation of a second crusher and additional ventilation. PT-FI’s share of capital expenditures for the DOZ expansion are expected to approximate $37 million, with approximately $19 million estimated for 2005. The DOZ mine, a block cave operation, is one of the world’s largest underground operations.

Realized copper prices improved by 44 percent to an average of $1.43 per pound in the fourth quarter of 2004 from $0.99 per pound in the fourth quarter of 2003. London Metal Exchange (LME) copper prices approximated $1.43 per pound on January 17, 2004. Gold realized prices improved by 12 percent to an average of $432.57 per ounce in the fourth quarter of 2004 from $386.87 in the fourth quarter of 2003. London gold prices approximated $422 per ounce on January 17, 2004.

PT-FI expects its share of sales for the first quarter of 2005 to approximate 310 million pounds of copper and 520,000 ounces of gold and annual 2005 sales to approximate 1.5 billion pounds of copper and 2.9 million ounces of gold. Because of the nature of the Grasberg ore body, the sequencing in mining will cause ore grades to vary from quarter to quarter, particularly for gold. Based on the current mine plan for 2005, PT-FI estimates approximately 54 percent of its copper and 60 percent of its gold will be sold in the second half of the year.

At December 31, 2004, FCX’s concentrate sales included 292.2 million pounds of copper, priced at an average of $1.45 per pound, subject to final pricing over the next few months. Each $0.02 change in the price realized from the December 31 price would result in an approximate $3 million effect on FCX’s 2005 net income. Fourth-quarter 2004 adjustments to concentrate sales recognized in prior quarters decreased revenues by $6.6 million ($3.4 million to net income, $0.02 per share) compared with an increase of $14.5 million ($7.5 million to net income, $0.04 per share) in the fourth quarter of 2003.

NET CASH PRODUCTION COSTS (CREDITS) (a)
	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Per pound of copper:
Site production and delivery, after adjustments	$0.58	$0.85	$0.77	$0.48
Gold and silver credits	(0.66)	(0.66)	(0.62)	(0.70)
Treatment charges and royalties	0.25	0.20	0.25	0.20
Net cash production costs (credits) (a)	$0.17	$0.39	$0.40	$(0.02)

a)	For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash production costs, including gold and silver credits, averaged $0.17 per pound of copper during the fourth quarter of 2004, compared with $0.39 per pound for the 2003 quarter. Unit production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure. Unit production and delivery costs include the amortization of previously deferred mining costs of less than $0.01 per pound ($3.6 million) in the fourth quarter of 2004, and the deferral of mining costs of $0.17 per pound ($27.0 million) in the fourth quarter of 2003 reflecting PT-FI’s accelerated waste removal efforts. PT-FI’s fourth-quarter 2004 waste to ore ratio averaged 2.3 to 1, compared with a life-of-mine average ratio of 2.4 to 1. PT-FI’s copper royalty rate under its Contract of Work varies from 1.5 percent of copper net revenues at a copper price of $0.90 or less per pound and proportionally up to 3.5 percent at a copper price of $1.10 or more per pound. In addition, treatment charges vary based on PT-FI’s customer mix and changes in copper prices.

Assuming 2005 average copper prices of $1.35 per pound and average gold prices of $420 per ounce, PT-FI estimates that its gold credits would essentially offset its cash production costs, resulting in net cash production costs of approximately zero cents per pound for the year 2005. Estimated unit cash costs for 2005 are projected to be significantly lower than the 2004 average, primarily because of higher 2005 sales volumes, partially offset by increases in energy costs, higher mining and milling rates and other factors. Net unit cash production costs for 2005 would change by approximately $0.05 per pound for each $25 per ounce change in the average price of gold. Forecasted unit costs are calculated on the same basis as the historical unit costs discussed above and reconciled in the attached presentation, “Product Revenues and Production Costs.”

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. While low smelter treatment and refining charges in recent years adversely affected the operating results of FCX’s smelter operations, they benefited operating results of its mining operations, effectively achieving a hedge for these charges. Treatment and refining charge rates have increased significantly in recent months. Higher future treatment and refining charges will benefit FCX’s smelter operations and adversely affect its mining operations. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charge rates would essentially offset in FCX’s consolidated operating results.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 220,200 metric tons of concentrate and scrap in the fourth quarter of 2004, compared with 224,700 metric tons in the year-ago period. Atlantic Copper reported quarterly production of 127.4 million pounds of cathodes and sold 136.7 million pounds of cathodes, including wire rod and wire. Cathode production totaled 136.6 million pounds and sales totaled 140.8 million pounds during the fourth quarter of 2003. Treatment charges received by Atlantic Copper averaged $0.16 per pound in the fourth quarter of 2004 and $0.17 per pound during the fourth quarter of 2003. Unit cathode cash production costs averaged $0.19 per pound in the fourth quarter of 2004 and the year-ago period, reflecting the effects of the stronger euro on Atlantic Copper’s costs reported in U.S. dollars.

Atlantic Copper reported operating losses of $21.1 million for the fourth quarter of 2004, compared with $12.3 million in the 2003 period. The higher losses in 2004 included a $12.0 million charge for workforce reductions, lower treatment charges and lower production levels, compared with the fourth quarter of 2003. Atlantic Copper's fourth-quarter 2004 production was adversely affected by four days of outages in October for a labor strike at its Huelva smelter facility and four days for repairs to its waste-heat boiler. During 2004, Atlantic Copper undertook a cost reduction and operational enhancement plan designed to reduce unit costs, including a reduction in workforce, and enhance operational and administrative efficiencies. In addition, in December 2004, Atlantic Copper completed a sale of its wire rod and wire assets for $18.3 million, resulting in a $7.5 million gain on sale of assets. The sale will enable Atlantic Copper to streamline its management structure and reduce working capital requirements. These actions, together with recently negotiated higher treatment charges for 2005, are expected to benefit operating results for Atlantic Copper in 2005.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 227,300 metric tons of concentrate in the fourth quarter of 2004, compared with 194,200 metric tons in the year-ago period. PT Smelting reported quarterly production of 143.8 million pounds of cathodes and sales of 145.4 million pounds of cathodes. Cathode production totaled 122.1 million pounds and sales totaled 124.9 million pounds during the fourth quarter of 2003. PT Smelting’s copper cathode cash production costs totaled $0.09 per pound in the fourth quarter of 2004 and $0.10 per pound in the year-ago period. PT-FI’s equity interest in PT Smelting’s earnings totaled $2.3 million, $0.01 per share, in the fourth quarter of 2004 compared to $1.4 million, $0.01 per share, in the 2003 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. These net deferrals will be recognized in future periods and resulted in a reduction to FCX’s net income totaling $24.8 million, $0.11 per share, in the fourth quarter of 2004, compared with an addition totaling $23.1 million, $0.13 per share, in the fourth quarter of 2003. At December 31, 2004, FCX’s net deferred profits to be recognized in net income in future periods totaled $41.6 million. Based on current copper and gold prices and shipping schedules, FCX expects that a deferral of profits on intercompany sales will result in a decrease to net income of $22 million in the first quarter of 2005 as PT-FI’s production and shipments to affiliated smelters continue to increase. The actual change in deferred intercompany profits may differ substantially because of changes in the timing of shipments to affiliated smelters and metal prices.

RESERVE ADDITIONS
	Aggregate Reserves			PT-FI’s Share
	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)
Reserves - December 31, 2003	54.4	60.4	159.4	39.7	46.6	116.8
Net additions/revisions	3.2	2.4	20.1	2.0	1.5	11.7
Production	(1.1)	(1.5)	(3.9)	(1.0)	(1.5)	(3.3)
Reserves - December 31, 2004	56.5	61.3	175.6	40.7	46.6	125.2

During 2004, net additions/revisions to the aggregate proven and probable reserves at the Grasberg mining complex totaled approximately 141 million metric tons of ore. The additions were the result of positive drilling results at the Deep MLZ deposit, a 146 million metric ton ore body with average grades of 1.22 percent copper and 0.95 g/t gold. Additional engineering studies evaluating drilling results on the western side of the ore body are expected to be completed in 2005 and could increase the size of the ore body. Year-end aggregate proven and probable recoverable reserves, net of 2004 production, were 2.8 billion metric tons of ore averaging 1.09 percent copper, 0.98 g/t gold and 3.87 g/t silver. Estimated recoverable reserves were assessed using a copper price of $0.85 per pound and a gold price of $270 per ounce. With respect to the proven and probable reserves, if metal prices were adjusted to the approximate average London spot prices of the past three years ($0.94 per pound for copper and $361 per ounce for gold), the additions to proven and probable reserves would not be material to reported reserves.

Pursuant to joint venture arrangements between PT-FI and Rio Tinto, Rio Tinto has a 40 percent interest in future production from reserves above those reported at December 31, 1994. Net of Rio Tinto’s share, PT-FI’s share of proven and probable reserves at December 31, 2004, was 40.7 billion pounds of copper, 46.6 million ounces of gold and 125.2 million ounces of silver. The increases in reserves replaced approximately 200 percent of PT-FI’s 2004 copper production, 100 percent of its 2004 gold production and 350 percent of its 2004 silver production. FCX has a 90.6 percent equity interest in PT-FI’s share of proven and probable reserves.

PT-FI’s exploration efforts in 2005 will be focused on testing extensions of the MLZ and Deep MLZ deposits to the northwest, expansion of the Deep Grasberg resource, and testing reconnaissance targets along the Wanagon and Idenberg Fault trends. FCX expects its share of exploration costs to approximate $12 million. The resumption of exploration activities is being assessed in areas outside the existing producing area of the Grasberg mining district.

OPERATING CASH FLOWS, CAPITAL EXPENDITURES and DEBT
FCX generated operating cash flows totaling $402.8 million during the fourth quarter of 2004 and $341.4 million for the twelve months ended December 31, 2004, including $130.7 million in working capital requirements. FCX’s fourth quarter cash flows benefited from the settlement of claims related to the slippage and debris flow events. The insurers agreed to pay an aggregate of $125 million, inclusive of the $20 million advance paid to FCX in the third quarter of 2004. FCX’s share of the settlement totaled $95.0 million ($48.8 million to net income or $0.22 per share). Capital expenditures totaled $141.0 million in 2004 and are expected to total approximately $180 million in 2005.

Using estimated sales volumes projected for 2005 and prices of $1.35 per pound of copper and $420 per ounce of gold, FCX would generate operating cash flows in excess of $1.1 billion in 2005. Each $0.10 per pound change in copper prices would affect 2005 cash flows by approximately $75 million and each $25 per ounce change in gold prices would affect 2005 cash flows by approximately $36 million.

Total debt at December 31, 2004 approximated $1.95 billion, $1.40 billion net of approximately $552 million of cash and restricted investments, a net debt reduction of $330 million from December 31, 2003. Scheduled 2005 debt maturities total $78.2 million and FCX is considering additional debt prepayment options.

FINANCIAL POLICY
Based on current mine plans and copper and gold markets, FCX expects to generate significant cash flows above its budgeted capital expenditures and scheduled debt maturities over the next several years. In October 2004, FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.80 per share to $1.00 per share, which is payable quarterly ($0.25 per share). In December 2004, FCX’s Board of Directors authorized a supplemental common stock dividend of $0.25 per share, which was paid on December 29, 2004. The potential payment of any regular or future supplemental dividends will be determined by FCX’s Board of Directors.

During 2004, FCX purchased 3.4 million shares of its common stock for $99.5 million ($29.39 per share average) under its 20-million-share purchase program and 23.9 million shares of common stock from Rio Tinto for $881.9 million (approximately $36.85 per share). On December 31, 2004, FCX had outstanding 179.0 million shares of common stock. As of January 17, 2005, 16.6 million shares remain available for purchase under FCX’s share purchase program. The timing of future purchases of FCX’s common stock is dependent upon many factors including the price of its common shares, its cash flows and financial position, and general economic and market conditions.

 FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit production costs, projected operating cash flows, projected capital expenditures, projected exploration expenditures, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs (credits) per pound of copper and cathode cash production costs per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about fourth-quarter 2004 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 11, 2005.

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FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Fourth Quarter			Twelve Months
	2004	2003		2004	2003
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	423,700	160,400		996,500	1,291,600
Production (metric tons)	192,200	72,800		452,000	585,900
Sales (000s of pounds)	419,200	163,500		991,600	1,295,600
Sales (metric tons)	190,200	74,200		449,800	587,700
Average realized price per pound	$1.43	$0.99		$1.37	$0.82
Gold (recoverable ounces)
Production	629,000	264,300		1,456,200	2,463,300
Sales	618,100	273,200		1,443,000	2,469,800
Average realized price per ounce	$432.57	$386.87		$412.32	$366.60	[a]
Silver (recoverable ounces)
Production	1,055,700	396,000		3,270,700	4,112,700
Sales	1,041,800	399,800		3,257,800	4,126,700
Average realized price per ounce	$7.03	$5.15		$6.10 [b]	$5.15	[b]

PT Freeport Indonesia, Gross Profit per Pound of Copper (cents):
Average realized price	142.9	99.4		136.9	81.9
Production costs:
Site production and delivery, after adjustments shown below	58.2 [c]	84.7	[c]	77.1 [c]	47.6	[c]
Gold and silver credits	(65.7)	(66.0)		(62.2)	(69.8)
Treatment charges	19.9	19.6		20.4	17.9
Royalty on metals	4.6	0.6	[d]	4.4	2.0
Net cash production costs (credits)[e]	17.0	38.9		39.7	(2.3)
Depreciation and amortization	17.0	13.3		17.0	14.7
Reclamation, noncash and other nonrecurring costs	(2.2)[f]	3.0	[g]	(0.4)[f]	1.2	[g]
Total production costs	31.8	55.2		56.3	13.6
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	2.1	13.5		1.9	2.8
Gross profit per pound of copper, before intercompany profit eliminations	113.2	57.7		82.5	71.1

a.	Amount was $357.61 before hedging gain resulting from redemption of FCX’s Gold-Denominated Preferred Stock.
b.	Amounts were $6.54 for the 2004 twelve-month period and $4.74 for the 2003 twelve-month period before hedging losses and gains resulting from redemption of FCX’s Silver-Denominated Preferred Stock.
c.	Includes amortization (deferrals) of mining costs totaling $3.6 million or 0.9 cents per pound for the 2004 quarter, $(27.0) million or (16.5) cents per pound for the 2003 quarter, $(77.8) million or (7.8) cents per pound for the 2004 twelve-month period and $(64.4) million or (5.0) cents per pound for the 2003 twelve-month period.
d.	Includes a prior period adjustment of 1.2 cents per pound ($2.0 million) because of lower than projected sales volumes caused by the pit slippage.
e.	For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”
f.	Includes a gain on the insurance settlement for the fourth-quarter 2003 pit slippage totaling $8.0 million or 1.9 cents per pound for the 2004 quarter and 0.8 cents per pound for the twelve-month 2004 period.
g.	Includes the equipment loss caused by the pit slippage totaling $8.4 million or 5.2 cents per pound for the 2003 quarter and 0.7 cents per pound for the 2003 twelve-month period.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
PT Freeport Indonesia, 100% Aggregate Operating Data
Ore milled (metric tons per day)	229,800	142,100	185,100	203,000
Average ore grade
Copper (percent)	1.17	.77	.87	1.09
Gold (grams per metric ton)	1.20	1.00	.88	1.54
Gold (ounce per metric ton)	.039	.032	.028	.050
Silver (grams per metric ton)	4.32	4.26	3.85	4.03
Silver (ounce per metric ton)	.139	.137	.124	.130
Recovery rates (percent)
Copper	90.7	86.7	88.6	89.0
Gold	82.3	84.8	81.8	87.3
Silver	63.2	48.1	56.8	61.3
Copper (recoverable)
Production (000s of pounds)	474,800	184,900	1,098,600	1,522,900
Production (metric tons)	215,300	83,900	498,300	690,800
Sales (000s of pounds)	469,800	188,500	1,092,700	1,527,700
Sales (metric tons)	213,100	85,500	495,600	693,000
Gold (recoverable ounces)
Production	663,100	357,500	1,536,600	3,163,900
Sales	651,600	368,700	1,523,600	3,171,500
Silver (recoverable ounces)
Production	1,504,500	754,500	3,873,800	4,978,600
Sales	1,490,300	763,400	3,857,500	4,994,000

Atlantic Copper
Concentrate and scrap treated (metric tons)	220,200	224,700	768,100	964,400
Anodes
Production (000s of pounds)	142,300	143,200	494,400	640,000
Production (metric tons)	64,600	65,000	224,300	290,300
Sales (000s of pounds)	20,300	35,600	36,700	97,000
Sales (metric tons)	9,200	16,100	16,600	44,000
Cathodes
Production (000s of pounds)	127,400	136,600	454,700	544,700
Production (metric tons)	57,700	62,000	206,200	247,100
Sales (including wire rod and wire)
(000s of pounds)	136,700	140,800	479,200	546,800
(metric tons)	62,000	63,800	217,400	248,000
Gold sales in anodes and slimes (ounces)	67,700	268,500	316,700	929,700
Cathode cash production cost per pound before hedging[a]	$0.19	$0.19	$0.25	$0.16

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	227,300	194,200	758,100	824,800
Anodes
Production (000s of pounds)	145,400	120,500	466,500	545,500
Production (metric tons)	66,000	54,600	211,600	247,400
Sales (000s of pounds)	-	10,800	2,300	64,600
Sales (metric tons)	-	4,900	1,000	29,300
Cathodes
Production (000s of pounds)	143,800	122,100	464,000	492,400
Production (metric tons)	65,300	55,300	210,500	223,300
Sales (000s of pounds)	145,400	124,900	462,900	493,500
Sales (metric tons)	66,000	56,600	210,000	223,800
Cathode cash production cost per pound[a]	$0.09	$0.10	$0.12	$0.10

a. For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2004		2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$924,791	[a]	$446,124 [a]	$2,371,866 [a]	$2,212,165 [a]
Cost of sales:
Production and delivery	434,984	[b]	282,821	1,450,291 [b]	1,071,326
Depreciation and amortization	82,653		30,753	206,408	230,803
Total cost of sales	517,637		313,574	1,656,699	1,302,129
Exploration expenses	1,687		1,433	8,664	6,449
General and administrative expenses	25,605	[c]	26,639 [c]	89,927 [c]	80,279 [c]
Gain on insurance settlement	(87,000)		-	(87,000)	-
Total costs and expenses	457,929		341,646	1,668,290	1,388,857
Operating income	466,862		104,478	703,576	823,308
Equity in PT Smelting earnings	2,273		1,368	2,045	5,609
Interest expense, net	(37,526)		(40,941)	(148,103)	(197,017)
Losses on early extinguishment and conversion of debt	-		(2,023)	(14,011)	(34,589)
Gain on sale of assets	28,756		-	28,756	-
Other income (expense), net	(1,426)[d]		(9,212)[d]	2,121 [d]	(13,536)[d]
Income before income taxes and minority interests	458,939		53,670	574,384	583,775
Provision for income taxes	(202,786)		(45,248)	(330,680)	(338,053)
Minority interests in net income of consolidated subsidiaries	(28,523)		(6,028)	(41,437)	(48,469)
Net income before cumulative effect of changes in accounting principles	227,630		2,394	202,267	197,253
Cumulative effect of changes in accounting principles, net	-		-	-	(15,593)
Net income	227,630		2,394	202,267	181,660
Preferred dividends	(15,125)[e]		(2,158)[e]	(45,491)[e]	(27,441)[e]
Net income applicable to common stock	$212,505		$236	$156,776	$154,219
Net income per share of common stock:
Basic:
Before cumulative effect	$1.19		$ -	$0.86	$1.09
Cumulative effect	-		-	-	(0.10)
Net income per share of common stock	$1.19		$ -	$0.86	$0.99
Diluted:
Before cumulative effect	$1.08	[f]	$ -	$0.85	$1.07
Cumulative effect	-		-	-	(0.10)
Net income per share of common stock	$1.08	[f]	$ -	$0.85	$0.97
Average common shares outstanding:
Basic	178,812	[g]	172,665	182,272 [g]	155,805
Diluted	220,581	[f]	177,835	184,923	159,102
Dividends paid per common share	$0.50		$0.09	$1.10	$0.27

a.	Includes positive (negative) adjustments to prior period concentrate sales totaling $(6.6) million for the 2004 quarter, $14.5 million for the 2003 quarter, $7.3 million for the year ended December 31, 2004 and $11.0 million for the year ended December 31, 2003. Also includes a hedging loss on the redemption of silver preferred stock totaling $1.4 million for the year ended December 31, 2004 and hedging gains on the redemption of gold and silver preferred stock totaling $23.8 million for the year ended December 31, 2003.
b.	Includes $8.0 million gain on insurance settlement for property loss recoveries.
c.	Amounts are net of Rio Tinto’s share of joint venture reimbursements for employee stock option exercises totaling $2.2 million for the 2004 quarter, $1.6 million for the 2003 quarter, $7.0 million for the year ended December 31, 2004, and $11.3 million for the year ended December 31, 2003. Also includes charges (credits) for costs associated with stock appreciation rights caused by changes in FCX’s stock price totaling $(1.4) million for the 2004 quarter, $3.3 million for the 2003 quarter, $0.5 million for the year ended December 31, 2004, and $7.3 million for the year ended December 31, 2003. Fourth-quarter 2004 and year-ended December 31, 2004 amounts include a $2.2 million charge for Atlantic Copper’s workforce reduction plan.
d.	Includes net charges totaling $2.7 million for the 2004 quarter, $5.8 million for the 2003 quarter, $1.6 million for the year ended December 31, 2004, and $13.6 million for the year ended December 31, 2003 associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities. In addition, other expenses for the year ended December 31, 2003, include a $5.6 million charge related to restructuring FCX/PT-FI’s credit facility. Interest income totaled $1.7 million for the 2004 quarter, $1.4 million for the 2003 quarter, $5.9 million for the year ended December 31, 2004, and $8.9 million for the year ended December 31, 2003.
e.	Preferred dividends in the 2004 periods relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004. Preferred dividends in the 2003 periods relate to FCX’s Step-Up Convertible Preferred Stock which FCX called for redemption in December 2003, and FCX’s mandatorily redeemable preferred stock that was reclassified as debt effective July 1, 2003.
f.	Diluted net income per share for the fourth quarter of 2004 reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expensed and preferred dividends, net of tax, totaling $25.5 million and the inclusion of 39.3 million shares. These instruments were not dilutive for the other periods presented.
g.	Weighted average shares in the 2004 periods include the impacts from conversions of FCX’s 8¼% Convertible Senior Notes and Step-Up Preferred Stock into FCX common shares and FCX’s purchase of 23.9 million of its common shares from Rio Tinto on March 30, 2004.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2004		2003
	(In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$551,450		$463,652
Restricted cash and investments	500		34,964
Accounts receivable	435,062		196,440
Inventories	466,712		397,027
Prepaid expenses and other	6,223		8,050
Total current assets	1,459,947		1,100,133
Property, plant, equipment and development costs, net	3,199,292		3,261,697
Deferred mining costs	220,415		142,635
Other assets	145,404		155,722
Investment in PT Smelting	47,802		58,179
Total assets	$5,072,860		$4,718,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$389,559		$311,948
Accrued income taxes	92,346		43,134
Current portion of long-term debt and short-term borrowings	78,214		152,396
Rio Tinto share of joint venture cash flows	60,224		39,693
Accrued interest payable	47,167		49,276
Unearned customer receipts	33,021		35,335
Total current liabilities	700,531		631,782
Long-term debt, less current portion:
Senior notes	911,336		571,041
Convertible senior notes	575,000		867,604
Redeemable preferred stock	179,880		192,381
PT Puncakjaya Power bank debt	135,426		187,008
Equipment and other loans	67,624		104,172
Atlantic Copper debt	4,426		153,728
Total long-term debt, less current portion	1,873,692		2,075,934
Accrued postretirement benefits and other liabilities	183,124		179,837
Deferred income taxes	932,416		867,270
Minority interests	219,448		187,559
Stockholders' equity	1,163,649	[a]	775,984
Total liabilities and stockholders' equity	$5,072,860		$4,718,366

a.	Includes $1.1 billion of 5½% Convertible Perpetual Preferred Stock issued March 30, 2004 less $881.9 million used to purchase 23.9 million shares of common stock from Rio Tinto on March 30, 2004.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income	$202,267	$181,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	206,408	230,803
Cumulative effect of changes in accounting principles	-	15,593
Gain on sale of assets	(28,756)	-
Losses on early extinguishment and conversion of debt	14,011	34,589
Gain on redemption of gold-denominated and silver-denominated preferred stock	-	(23,832)
Deferred income taxes	76,253	110,653
Minority interests' share of net income	41,437	48,469
Increase in deferred mining costs	(77,780)	(64,400)
Other	38,219	56,337
(Increases) decreases in working capital:
Accounts receivable	(235,756)	8,304
Inventories	(91,744)	(30,607)
Prepaid expenses and other	34,304	(5,428)
Accounts payable and accrued liabilities	97,781	60,878
Rio Tinto share of joint venture cash flows	17,793	(9,806)
Accrued income taxes	46,918	(41,141)
Increase in working capital	(130,704)	(17,800)
Net cash provided by operating activities	341,355	572,072

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(119,207)	(129,245)
Atlantic Copper capital expenditures	(21,792)	(9,941)
Sale of assets	39,885	-
Sale of restricted investments	21,804	73,629
Decrease in Atlantic Copper restricted cash	11,000	-
Proceeds from insurance settlement	6,261	-
Investment in PT Smelting	(1,375)	(932)
Other	(548)	1,798
Investment in PT Puncakjaya Power, net of cash acquired	-	(68,127)
Net cash used in investing activities	(63,972)	(132,818)

Cash flow from financing activities:
Net proceeds from sales of senior notes	344,354	1,046,437
Proceeds from other debt	96,122	56,698
Repayments of debt	(457,971)	(844,374)
Net proceeds from sale of convertible perpetual preferred stock	1,067,000	-
Purchase of FCX common shares from Rio Tinto	(881,868)	-
Purchases of other FCX common shares	(99,477)	-
Redemption of preferred stock	(13,673)	(227,081)
Cash dividends paid:
Common stock	(198,782)	(41,682)
Preferred stock	(35,470)	(33,733)
Minority interests	(11,447)	(1,623)
Net proceeds from exercised stock options	3,196	68,776
Bank credit facilities fees and other	(1,569)	(6,856)
Net cash provided by (used in) financing activities	(189,585)	16,562
Net increase in cash and cash equivalents	87,798	455,816
Cash and cash equivalents at beginning of year	463,652	7,836
Cash and cash equivalents at end of year	$551,450	$463,652

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND NET CASH PRODUCTION COSTS
Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations in Indonesia. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance at its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia calculates gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within its concentrates are treated as co-products in its financial statements. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign its costs to revenues from the copper, gold and silver it produces in concentrates. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.

In both the by-product and the co-product method calculations below PT Freeport Indonesia shows adjustments to revenues for prior period open sales and for hedging as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Hedging adjustments are shown with pricing adjustments because they result from transactions outside of our sales contracts. Noncash and other nonrecurring costs, which consist of items such as write-offs of equipment or unusual charges, are generally not material but are removed from site production and delivery costs in the calculation of net cash production costs (credits). As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. PT Freeport Indonesia’s gross profit totals are before considering the impact of the elimination of its share of profits on its sales to PT Smelting.

Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended December 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$615,825	$615,825	$267,977	$7,601	$891,403

Site production and delivery, after noncash and other nonrecurring costs shown below	244,026	168,585	73,360	2,081	244,026
Gold and silver credits	(275,578)	-	-	-	-
Treatment charges	83,484	57,675	25,097	712	83,484
Royalty on metals	19,175	13,247	5,764	164	19,175
Net cash production costs	71,107	239,507	104,221	2,957	346,685
Depreciation and amortization	71,457	49,366	21,482	609	71,457
Noncash and other nonrecurring costs	(9,282)	(6,413)	(2,790)	(79)	(9,282)
Total production costs	133,282	282,460	122,913	3,487	408,860
Adjustments, primarily for copper pricing on prior period open sales	(8,072)	(8,072)	-	-	(8,072)
Gross profit, before intercompany profit eliminations	$474,471	$325,293	$145,064	$4,114	$474,471

Pounds of copper sold (000s)	419,200	419,200
Ounces of gold sold			618,100
Ounces of silver sold				1,041,800

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Gross profit per pound of copper (cents)/per ounce of gold and silver ($), before intercompany profit eliminations:
Revenues, after adjustments shown below	142.9	142.9	432.57	7.03

Site production and delivery, after noncash and other nonrecurring costs shown below	58.2	40.2	118.69	2.00
Gold and silver credits	(65.7)	-	-	-
Treatment charges	19.9	13.8	40.60	0.68
Royalty on metals	4.6	3.2	9.33	0.16
Net cash production costs	17.0	57.2	168.62	2.84
Depreciation and amortization	17.0	11.8	34.75	0.58
Noncash and other nonrecurring costs	(2.2)	(1.5)	(4.51)	(0.08)
Total production costs	31.8	67.5	198.86	3.34
Adjustments, primarily for copper pricing on prior period open sales	2.1	2.2	0.98	0.26
Gross profit per pound/ounce, before intercompany profit eliminations	113.2	77.6	234.69	3.95

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$891,403	$244,026	$71,457
Noncash and other nonrecurring costs per above	N/A	(9,282)	N/A
Less: Treatment charges per above	(83,484)	N/A	N/A
Royalty per above	(19,175)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	(8,072)	N/A	N/A
Mining and exploration segment	780,672	234,744	71,457
Smelting and refining segment	268,563	277,410	7,423
Eliminations and other	(124,444)	(77,170)	3,773
As reported in FCX’s consolidated financial statements	$924,791	$434,984	$82,653

Three Months Ended December 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$160,444	$160,444	$105,721	$2,238	$268,403

Site production and delivery, after reclamation, noncash and other nonrecurring costs shown below	138,466	82,771	54,540	1,155	138,466
Gold and silver credits	(107,959)	-	-	-	-
Treatment charges	32,028	19,146	12,615	267	32,028
Royalty on metals	974	582	384	8	974
Net cash production costs	63,509	102,499	67,539	1,430	171,468
Depreciation and amortization	21,771	13,014	8,575	182	21,771
Reclamation, noncash and other nonrecurring costs	4,927	2,945	1,941	41	4,927
Total production costs	90,207	118,458	78,055	1,653	198,166
Adjustments, primarily for copper pricing on prior period open sales	24,099	24,099	-	-	24,099
Gross profit, before intercompany profit eliminations	$94,336	$66,085	$27,666	$585	$94,336

Pounds of copper sold (000s)	163,500	163,500
Ounces of gold sold			273,200
Ounces of silver sold				399,800

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Gross profit per pound of copper (cents)/per ounce of gold and silver ($), before intercompany profit eliminations:
Revenues, after adjustments shown below	99.4	99.4	386.87	5.15

Site production and delivery, after reclamation, noncash and other nonrecurring costs shown below	84.7	50.6	199.63	2.89
Gold and silver credits	(66.0)	-	-	-
Treatment charges	19.6	11.7	46.18	0.67
Royalty on metals	0.6	0.4	1.40	0.02
Net cash production costs	38.9	62.7	247.21	3.58
Depreciation and amortization	13.3	8.0	31.39	0.45
Reclamation, noncash and other nonrecurring costs	3.0	1.8	7.10	0.10
Total production costs	55.2	72.5	285.70	4.13
Adjustments, primarily for copper pricing on prior period open sales	13.5	13.5	0.09	0.44
Gross profit per pound/ounce, before intercompany profit eliminations	57.7	40.4	101.26	1.46

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$268,403	$138,466	$21,771
Reclamation, noncash and other nonrecurring costs per above	N/A	4,927	N/A
Less: Treatment charges per above	(32,028)	N/A	N/A
Royalty per above	(974)	N/A	N/A
Reclamation costs incurred	N/A	(82)	N/A
Adjustments, primarily for copper pricing on prior period open sales per above	24,099	N/A	N/A
Mining and exploration segment	259,500	143,311	21,771
Smelting and refining segment	278,450	280,382	7,306
Eliminations and other	(91,826)	(140,872)	1,676
As reported in FCX’s consolidated financial statements	$446,124	$282,821	$30,753

Year Ended December 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$1,363,587	$1,363,587	$595,206	$21,593	$1,980,386

Site production and delivery, after noncash and other nonrecurring costs shown below	764,206	526,191	229,682	8,333	764,206
Gold and silver credits	(616,799)	-	-	-	-
Treatment charges	202,243	139,254	60,784	2,205	202,243
Royalty on metals	43,498	29,950	13,074	474	43,498
Net cash production costs	393,148	695,395	303,540	11,012	1,009,947
Depreciation and amortization	168,195	115,810	50,551	1,834	168,195
Noncash and other nonrecurring costs	(4,075)	(2,806)	(1,225)	(44)	(4,075)
Total production costs	557,268	808,399	352,866	12,802	1,174,067
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	11,928	13,369	-	(1,441)	11,928
Gross profit, before intercompany profit eliminations	$818,247	$568,557	$242,340	$7,350	$818,247

Pounds of copper sold (000s)	991,600	991,600
Ounces of gold sold			1,443,000
Ounces of silver sold				3,257,800

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Gross profit per pound of copper (cents)/per ounce of gold and silver ($), before intercompany profit eliminations:
Revenues, after adjustments shown below	136.9	136.9	412.32	6.10

Site production and delivery, after noncash and other nonrecurring costs shown below	77.1	53.1	159.17	2.56
Gold and silver credits	(62.2)	-	-	-
Treatment charges	20.4	14.0	42.12	0.68
Royalty on metals	4.4	3.0	9.06	0.15
Net cash production costs	39.7	70.1	210.35	3.39
Depreciation and amortization	17.0	11.7	35.03	0.56
Noncash and other nonrecurring costs	(0.4)	(0.3)	(0.85)	(0.01)
Total production costs	56.3	81.5	244.53	3.94
Adjustments, primarily for copper pricing on prior period open sales and silver hedging	1.9	1.9	0.15	0.10
Gross profit per pound/ounce, before intercompany profit eliminations	82.5	57.3	167.94	2.26

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,980,386	$764,206	$168,195
Noncash and other nonrecurring costs per above	N/A	(4,075)	N/A
Less: Treatment charges per above	(202,243)	N/A	N/A
Royalty per above	(43,498)	N/A	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	11,928	N/A	N/A
Mining and exploration segment	1,746,573	760,131	168,195
Smelting and refining segment	873,700	914,452	28,632
Eliminations and other	(248,407)	(224,292)	9,581
As reported in FCX’s consolidated financial statements	$2,371,866	$1,450,291	$206,408

Year Ended December 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$1,062,042	$1,062,042	$884,666	$19,613	$1,966,321

Site production and delivery, after reclamation, noncash and other nonrecurring costs shown below	617,219	333,370	277,693	6,156	617,219
Gold and silver credits	(904,279)	-	-	-	-
Treatment charges	231,856	125,229	104,314	2,313	231,856
Royalty on metals	26,472	14,298	11,910	264	26,472
Net cash production costs (credits)	(28,732)	472,897	393,917	8,733	875,547
Depreciation and amortization	190,450	102,865	85,685	1,900	190,450
Reclamation, noncash and other nonrecurring costs	15,954	8,617	7,178	159	15,954
Total production costs	177,672	584,379	486,780	10,792	1,081,951
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	36,587	12,755	22,110	1,722	36,587
Gross profit, before intercompany profit eliminations	$920,957	$490,418	$419,996	$10,543	$920,957

Pounds of copper sold (000s)	1,295,600	1,295,600
Ounces of gold sold			2,469,800
Ounces of silver sold				4,126,700

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Gross profit per pound of copper (cents)/per ounce of gold and silver ($), before intercompany profit eliminations:
Revenues, after adjustments shown below	81.9	81.9	366.60	5.15

Site production and delivery, after reclamation, noncash and other nonrecurring costs shown below	47.6	25.7	112.44	1.49
Gold and silver credits	(69.8)	-	-	-
Treatment charges	17.9	9.7	42.24	0.56
Royalty on metals	2.0	1.1	4.82	0.06
Net cash production costs (credits)	(2.3)	36.5	159.50	2.11
Depreciation and amortization	14.7	7.9	34.69	0.46
Reclamation, noncash and other nonrecurring costs	1.2	0.7	2.91	0.04
Total production costs	13.6	45.1	197.10	2.61
Adjustments, primarily for copper pricing on prior period open sales and gold/silver hedging	2.8	1.1	0.55	0.01
Gross profit per pound/ounce, before intercompany profit eliminations	71.1	37.9	170.05	2.55

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,966,321	$617,219	$190,450
Reclamation, noncash and other nonrecurring costs per above	N/A	15,954	N/A
Less: Treatment charges per above	(231,856)	N/A	N/A
Royalty per above	(26,472)	N/A	N/A
Reclamation costs incurred	N/A	(1,222)	N/A
Adjustments, primarily for copper pricing on prior period open sales and hedging per above	36,587	N/A	N/A
Mining and exploration segment	1,744,580	631,951	190,450
Smelting and refining segment	910,417	892,681	28,464
Eliminations and other	(442,832)	(453,306)	11,889
As reported in FCX’s consolidated financial statements	$2,212,165	$1,071,326	$230,803

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER
Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Spain. Atlantic Copper uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies. The reconciliation below starts with reported production costs for our smelting and refining segment (Atlantic Copper) and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$277,410	$280,382	$914,452 [a]	$892,681
Less:
Raw material purchase costs	(45,453)	(131,482)	(249,689)	(384,347)
Production costs of wire rod and wire	(158,203)	(18,034)	(370,431)	(66,106)
Production costs of anodes sold	(3,514)	(5,702)	(3,720)	(13,124)
Currency hedging	-	3,237	-	9,625
Other	(9,411)	2,572	(16,771)	(1,459)
Credits:
Gold and silver revenues	(29,856)	(99,173)	(133,960)	(326,948)
Acid and other by-product revenues	(6,983)	(5,996)	(25,068)	(20,566)
Production costs used in calculating cathode cash production cost per pound	$23,990	$25,804	$114,813	$89,756
Pounds of cathode produced	127,400	136,600	454,700	544,700
Cathode cash production cost per pound before hedging	$0.19	$0.19	$0.25	$0.16

a.	Includes $27.5 million, $0.06 per pound, for costs related to Atlantic Copper’s major maintenance turnaround.

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER
PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Indonesia. PT Smelting uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies. The calculation below starts with PT Smelting’s reported operating costs and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to FCX’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Operating costs - PT Smelting (100%)	$15,618	$13,873	$64,858	$55,787
Add: Gold and silver refining charges	1,025	1,603	4,064	6,200
Less: Acid and other by-product revenues	(4,185)	(3,828)	(13,732)	(10,665)
Production cost of anodes sold	-	(874)	(225)	(4,743)
Other	(21)	1,023	336	1,492
Production costs used in calculating cathode cash production cost per pound	$12,437	$11,797	$55,301	$48,071
Pounds of cathode produced	143,800	122,100	464,000	492,400
Cathode cash production cost per pound	$0.09	$0.10	$0.12	$0.10
Reconciliation to Amounts Reported
Operating costs per above	$(15,618)	$(13,873)	$(64,858)	$(55,787)
Other costs	(267,666)	(214,764)	(852,911)	(780,530)
Revenue and other income	292,617	234,349	926,914	859,715
PT Smelting net income (loss)	9,333	5,712	9,145	23,398

PT Freeport Indonesia’s 25% equity interest	2,333	1,428	2,286	5,850
Amortization of excess investment cost	(60)	(60)	(241)	(241)
Equity in PT Smelting earnings reported in FCX’s consolidated financial statements	$2,273	$1,368	$2,045	$5,609

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) will pay a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to the FCX parent company. FCX also incurs a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results. As a result of the enactment of the American Jobs Creation Act of 2004, the 90 percent limitation on the use of foreign tax credits to offset the US federal alternative minimum tax liability has been repealed effective January 1, 2005. Based on current projections, FCX expects that the removal of this limitation will significantly reduce its US federal taxes beginning in 2005. In 2004, FCX’s US federal alternative minimum tax liability totaled $8.2 million. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company generates no taxable income from US sources. As a result, FCX’s provision for income taxes as a percentage of consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Mining and exploration segment operating income[a]	$540,685	$72,401	$832,112	$850,253
Mining and exploration segment interest expense, net	(5,863)	(5,862)	(22,209)	(44,861)
Intercompany operating profit recognized (deferred)	(48,246)	44,925	(24,683)	13,828
Income before taxes	486,576	111,464	785,220	819,220
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%	37%	37%
Corporate income taxes	180,033	41,242	290,531	303,111

Approximate PT Freeport Indonesia net income	306,543	70,222	494,689	516,109
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	27,785	6,365	44,839	46,780

Other, net	(5,032)	(2,359)	(4,690)	(11,838)
FCX consolidated provision for income taxes	$202,786	$45,248	$330,680	$338,053

FCX consolidated effective tax rate	44%	84%	58%	58%

a.	Excludes charges for FCX stock option exercises which are eliminated in consolidation totaling $18.0 million for the 2004 quarter, $11.4 million for the 2003 quarter, $87.3 million for the year ended December 31, 2004, and $57.8 million for the year ended December 31, 2003.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power generating operations after eliminations with PT Freeport Indonesia and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Three months ended December 31, 2004:
Revenues	$780,672	[a]	$268,563	$(124,444)	$924,791
Production and delivery	234,744		277,410	(77,170)[b]	434,984
Depreciation and amortization	71,457		7,423	3,773	82,653
Exploration expenses	1,664		-	23	1,687
General and administrative expenses	37,142	[c]	4,852	(16,389)[c]	25,605
Gain on insurance settlement	(87,000)		-	-	(87,000)
Operating income (loss)	$522,665		$(21,122)	$(34,681)	$466,862
Equity in PT Smelting earnings	$-		$2,273	$-	$2,273
Interest expense, net	$5,863		$3,712	$27,951	$37,526
Provision for income taxes	$185,700		$-	$17,086	$202,786
Capital expenditures	$29,197		$3,497	$(101)	$32,593
Total assets	$4,070,767	[d]	$753,883 [e]	$248,210	$5,072,860

Three months ended December 31, 2003:
Revenues	$259,500	[a]	$278,450	$(91,826)	$446,124
Production and delivery	143,311		280,382	(140,872)[b]	282,821
Depreciation and amortization	21,771		7,306	1,676	30,753
Exploration expenses	1,352		-	81	1,433
General and administrative expenses	32,019	[c]	3,019	(8,399)[c]	26,639
Operating income (loss)	$61,047		$(12,257)	$55,688	$104,478
Equity in PT Smelting earnings	$-		$1,368	$-	$1,368
Interest expense, net	$5,862		$4,189	$30,890	$40,941
Provision for income taxes	$8,702		$-	$36,546	$45,248
Capital expenditures	$39,112		$3,833	$(12)	$42,933
Total assets	$3,656,714	[d]	$689,213 [e]	$372,439	$4,718,366

Year ended December 31, 2004:
Revenues	$1,746,573	[a]	$873,700	$(248,407)	$2,371,866
Production and delivery	760,131		914,452	(224,292)[b]	1,450,291
Depreciation and amortization	168,195		28,632	9,581	206,408
Exploration expenses	8,471		-	193	8,664
General and administrative expenses	151,944	[c]	14,196	(76,213)[c]	89,927
Gain on insurance settlement	(87,000)		-	-	(87,000)
Operating income (loss)	$744,832		$(83,580)	$42,324	$703,576
Equity in PT Smelting earnings	$-		$2,045	$-	$2,045
Interest expense, net	$22,209		$13,783	$112,111	$148,103
Provision for income taxes	$266,372		$-	$64,308	$330,680
Capital expenditures	$119,426		$21,792	$(219)	$140,999

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total

Year ended December 31, 2003:
Revenues	$1,744,580	[a]	$910,417	$(442,832)	$2,212,165
Production and delivery	631,951		892,681	(453,306)[b]	1,071,326
Depreciation and amortization	190,450		28,464	11,889	230,803
Exploration expenses	6,284		-	165	6,449
General and administrative expenses	123,408	[c]	11,023	(54,152)[c]	80,279
Operating income (loss)	$792,487		$(21,751)	$52,572	$823,308
Equity in PT Smelting earnings	$-		$5,609	$-	$5,609
Interest expense, net	$44,861		$16,675	$135,481	$197,017
Provision for income taxes	$273,378		$-	$64,675	$338,053
Capital expenditures	$129,029		$9,941	$216	$139,186

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $221.2 million for the 2004 quarter, $79.8 million for the 2003 quarter, $696.0 million for the year ended December 31, 2004, and $510.2 million for the year ended December 31, 2003.
b.	Includes deferrals (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale has not occurred, totaling $11.3 million for the 2004 quarter, $(12.6) million for the 2003 quarter, $13.8 million for the year ended December 31, 2004, and $(7.0) million for the year ended December 31, 2003.
c.	Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation totaling $18.0 million for the 2004 quarter, $11.4 million for the 2003 quarter, $87.3 million for the year ended December 31, 2004, and $57.8 million for the year ended December 31, 2003.
d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $87.5 million at December 31, 2004, and $33.5 million at December 31, 2003.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $47.8 million at December 31, 2004, and $58.2 million at December 31, 2003.

XIV